UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 7, 2010

NETAPP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27130 (Commission File Number)	77-0307520 (IRS Employer Identification Number)
495 East Java Drive
Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)
(408) 822-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report )
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02(e) Compensatory Arrangements of Certain Officers.
     On May 7, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of NetApp, Inc. (the “Company”) approved compensation packages for fiscal year 2011 for the Company’s senior executives, including its named executive officers. For fiscal year 2011, the annual base salaries and target incentive compensation awards for the following named executive officers (including the Company’s principal executive officer and our principal financial officer) will be:

	FY 2011		FY 2010
		Target Incentive		Target Incentive
	Base Salary	Compensation	Base Salary	Compensation
Thomas Georgens President and Chief Executive Officer	$875,000	130%	$825,000	130%
Daniel J. Warmenhoven Executive Chairman	$450,000	110%	$450,000	110%
Thomas F. Mendoza Vice Chairman	$600,000	120%	$600,000	120%
Robert E. Salmon Executive Vice President, Field Operations	$560,000	110%	$530,000	110%
Steven J. Gomo Executive Vice President and Chief Financial Officer	$530,000	110%	$500,000	110%
     As part of the review of annual base salaries and target incentive compensation awards for the named executive officers, the Committee approved modest salary increases for Messrs. Georgens, Salmon and Gomo, while annual base salaries for Messrs. Warmenhoven and Mendoza remained unchanged from fiscal year 2010. The target incentive compensation awards for the Company’s named executive officers also remained unchanged. The fiscal year 2011 annual base salaries will become effective August 2, 2010, and target incentive compensation awards are effective for the fiscal year beginning May 1, 2010.
     Incentive compensation for the Company’s named executive officers has been established pursuant and subject to the terms of the Company’s Executive Compensation Plan (the “Plan”), a copy of which was filed as an exhibit to the Company’s Proxy Statement dated August 20, 2009. Under the Plan, the funding of the bonus pool from which bonuses will be paid for fiscal 2011 will be based on the Company’s actual achievement against annual revenue and operating profit targets (with revenue weighted 1/3rd and operating profit weighted 2/3rd).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC.
May 13, 2010	By:	/s/ Andrew Kryder
Andrew Kryder
Senior Vice President, General Counsel and Secretary